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Exhibit (e)(5)

AMENDMENT TO RETENTION AGREEMENT

        This Amendment (the "Amendment") to the Retention Agreement by and between Digital Impact, Inc. (the "Company") and                        ("Executive") dated January 24, 2005 (the "Retention Agreement") is made effective as of March 4, 2005, by and between the Company and Executive. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the same meaning as in the Retention Agreement.

        WHEREAS, Executive and the Company entered into the Retention Agreement; and

        WHEREAS, Executive and the Company hereby desire to amend the Retention Agreement to provide for an increased Severance Payment.

        NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this Amendment, the Company and Executive agree to amend the Retention Agreement as follows:

        1.    Compensation Upon Termination.    Section 2(a) shall be amended to read in its entirety as follows:

          "(a)    Severance Benefits.    If your employment by the Company is terminated during the Covered Period by the Company without Cause or by you for Good Reason, then you shall be entitled to the following benefits:

              (i)  Severance.    The Company shall pay you in a cash lump sum within fifteen (15) days following the effective date of your termination of employment (the "Date of Termination") the full amount of any earned but unpaid base salary through the Date of Termination, plus a cash payment for all bonuses and sales commissions earned but unpaid (as reasonably determined by the Company) and unused vacation time which you may have accrued as of the Date of Termination. In addition, the Company shall pay you in a cash lump sum, within fifteen (15) days following the Date of Termination, an amount (the "Severance Payment") equal to 100% of your annual base salary on the Date of Termination (without giving effect to any salary reductions which constitute Good Reason). The Severance Payment shall be in lieu of any other severance payments which you are entitled to receive under any other severance pay plan or arrangement sponsored by the Company or any of its subsidiaries (including, without limitation, any agreement).

             (ii)  Benefit Continuation.    You and your eligible dependents may elect to continue group health, dental and vision coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Provided that you and/or your eligible dependents are eligible for and elect continuation coverage pursuant to COBRA, the Company will reimburse you and your eligible dependents for COBRA premiums until the earlier of (i) twelve (12) months from the termination date; or (ii) the date you or your dependents, as applicable, are no longer eligible to receive continuation coverage pursuant to COBRA. You and your dependents shall be responsible for payment of your COBRA premiums for the remaining COBRA period."

        2.    Retention Agreement.    To the extent not expressly amended hereby, the Retention Agreement shall remain in full force and effect.

        3.    Entire Agreement.    This Amendment, taken together with the Retention Agreement, represents the entire agreement of the parties and will supersede any and all previous contracts, arrangements or understandings between the parties with respect to subject matter herein. This Amendment may be amended at any time only by mutual written agreement of the parties hereto.

        4.    Counterparts.    This Amendment may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned. Execution and delivery of this Amendment by exchange of facsimile copies bearing the facsimile signature of a party will constitute a valid and binding execution and delivery of the Amendment by such party. Such facsimile copies will constitute enforceable original documents.

        5.    Headings.    All captions and section headings used in this Amendment are for convenient reference only and do not form a part of this Amendment.

        6.    Governing Law.    The Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(The remainder of this page is intentionally blank. Signature page follows.)

        IN WITNESS WHEREOF, this amendment has been entered into as of the date first set forth above.

DIGITAL IMPACT, INC.

By:
EXECUTIVE

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Exhibit (e)(5)